Aetna Life Insurance and Annuity Company
                                   ENDORSEMENT

     The Contract and Certificate are hereby endorsed in the following manner.

     The following provisions only apply to Individual Account Current Values attributable to Net Contributions from exchanged Aetna contracts. No amounts may be transferred or allocated to the Fixed Account on or after the effective date of the Contract. All amounts transferred to the Fixed Plus Account from exchanged Aetna contracts or allocated to the Fixed Plus Account, on or after the effective date of the Contract will be subject to the Fixed Plus rules applicable to Individual Account Current Values attributable to Net Contributions made to the Contract on or after the effective date of the Contract.

1. Add the following section to Contract Schedule I:

   Fixed Account

   Minimum Guaranteed Interest Rate:

   3% (effective annual rate of return).

2. Add the following Section entitled Separate Account, Fixed Account and GA Account under Contract Schedule I.

   Separate Account, Fixed Account and GA Account

     For each withdrawal of Individual Account Current Values (except those amounts invested in the Fixed Plus Account) attributable to Net Contributions from Aetna exchanged contracts the Withdrawal Fee will vary according to the period of time between the Effective Date of the Individual Account under the exchanged Aetna Contract and the date of withdrawal as follows:

     If the Period of Time is                            Withdrawal Fee
     Fewer than 5 years                                        5%
     5 or more, but fewer than 6 years                         4%
     6 or more, but fewer than 7 years                         3%
     7 or more but fewer than 8 years                          2%
     8 or more but fewer than 9 years                          1%
     9 or more                                                 0%

     No Withdrawal Fee is deducted from any portion of the Individual Account Current Value which is paid:

     (a) At the death of a Participant before Annuity payments start;
     (b) As a premium for an Annuity for a Participant;
     (c) When the Individual Account Cash Value is $3,500 or less and no withdrawals have been taken from the Individual Account within the prior 12 months. If there is more than one Individual Account under the Contract for a Participant, then this provision will only apply when the total in all of the Participant's Individual Accounts is $3,500 or less;
     (d) In an amount equal to or less than 10% of the Individual Account Current Value, as part of the first partial withdrawal request in a calendar year to a Participant who is at least age 59 1/2 and less than age 70 1/2. The Individual Account Current Value is calculated as of the date the partial withdrawal request is received in good order at Aetna's Home Office. Any outstanding loans from the Participant's Individual Account are excluded when calculating the Individual Account Current value. This provision does not apply to partial withdrawals due to loan defaults made from Individual Account Current Values and does not apply to full withdrawal requests; or
     (e) On account of a Participant's separation from service. The Contract Holder must submit documentation satisfactory to Aetna to confirm that the Participant is no longer providing services to the employer.

     The Withdrawal Fee will never exceed 8 1/2% of the total Contributions made to the Individual Account.

3. Add the following Definition:

Fixed Account: An Accumulation option with a guaranteed minimum interest rate. Aetna may credit a higher rate which is not guaranteed.

4. Replace the definition entitled Current Value with the following:

Current Value:

For an Individual Account (See 1.23), the Current Value is the total of:

(a) The amount, if any, in the Fixed Account, with interest earned to date;
(b) The amount, if any, in the Fixed Plus Account, with interest earned to date;
(c) The amount, if any, in the GA Account, with interest earned to date; and

EORPEX97LAMS
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(d) The value of all Fund record units, if any, as of the most recent Valuation
    Period.

5. Replace the definition of Fund Transfers with the following:

Fund Transfers

The movement of invested amounts among the available Fund(s); the Fixed Plus Account, the Fixed Account and the GA Account during the Accumulation Period.

6. Add the following paragraph to the section entitled Net Contribution:

The Fixed Account is an investment option available only for Net Contributions allocated to the Fixed Account under Aetna Contracts that are exchanged into this Contract.

7. Replace the section entitled Fund Transfer(s) with the following:

Fund Transfer(s):

All or any portion of the Adjusted Current Value of the Individual Account (subject to the limitations described below) may be transferred from any Fund, the Fixed Plus Account (if available) or the GA Account (if available):

(a) To any other allowable Fund;
(b) To the Fixed Plus Account (if available); or
(c) To any Guaranteed Term of the GA Account (if available) with a different classification available in the current Deposit Period.

No Fund Transfers will be allowed into the Fixed Account.

Fund Transfer requests can be submitted as a percentage or as a dollar amount. Aetna may establish a minimum Fund Transfer amount. Within a Guaranteed Term classification, the amount transferred will be withdrawn from the oldest Deposit Period, then from the next oldest, and so on until the amount requested is satisfied.

Amounts applied to Guaranteed Terms of the GA Account may not be transferred to the Funds, the Fixed Plus Account or to another Guaranteed Term during the Deposit Period or 90 days after the close of the Deposit Period except for Matured Term Value(s) during the calendar month following the Term's Maturity Date.

Fund Transfers from Guaranteed Terms of the GA Account are subject to the MVA provisions.

Each calendar year, 10% of the Current Value held in the Fixed Account may be transferred to any Fund(s) and/or to the GA Account's then-current Deposit Period. Such transfer will be without charge and will not be allowed under an Annuity option. Transfers will be permitted to the Fixed Plus Account without regard to this limitation. At its discretion, Aetna may allow Contract Holders to transfer a larger percentage in a calendar year. If Aetna so allows, Aetna reserves the right to reinstate the 10% transfer limitation without notice.

During each rolling twelve (12) month period, up to 20% of the Current Value held in the Fixed Plus Account may be transferred to one or more of the Fund(s), and/or the GA Account's then-current Deposit Period. The 20% limit is reduced by any partial withdrawals, Fund Transfers, loans or amounts used to purchase an Annuity during the twelve (12) month period. Aetna reserves the right to include amounts paid under ECO LEO and SWO provisions for purposes of applying this 20% limit. This limit is waived when the balance in the Fixed Plus Account is $1,000 or less on the date the Fund Transfer request is received in good order at Aetna's Home Office.

The Participant may make an unlimited number of Fund Transfers during the Accumulation Period.

A Fund Transfer or withdrawal from an Aetna GET Fund series before the Maturity Date will be based on the GET Fund Record Unit Value for the next Valuation Period following the date on which Aetna receives a transfer request in good order at its home office.


8. Replace the section entitled Notice to the Participant with the following:

Notice to the Participant:

Each year, Aetna will notify the Participant of:

(a) The value of any amounts held in:

1)  The Fixed Plus Account (if available);
2)  The GA Account (if available);
3)  The Fixed Account (if available); and
4)  The Fund(s) for the Separate Account;
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(b) The number of any fund(s) record units;
(c) The fund(s) record unit value(s);
(d) The amount available for withdrawal; and
(e) The Loan Account value.

This information will be as of a date no more than sixty (60) days before the date of the notice.

9. Replace the 1st paragraph of the section entitled Reinstatement with the following:

All or a portion of the proceeds of a full withdrawal of an Individual Account may be reinvested within 30 days after the surrender if allowed by law. Any Market Value Adjustment deducted from GA Account withdrawals will not be included in the reinstatement. Amounts will be reinstated among the Fixed Plus Account, the Fixed Account, the GA Account and the Fund(s) in the same proportion as they were at the time of withdrawal. Any amount reinstated to the GA Account will be credited to the current Deposit Period. The number of record units reinstated will be based on the record unit value(s) next computed after receipt at Aetna's Home Office of the reinstatement request and the amount to be reinvested.

10. Add the following to the section entitled Withdrawal:

(e) A Withdrawal Fee may apply to withdrawals from the GA Account, the Fixed Account and/or Funds of Individual Account Current Values attributable to Net Contributions from exchanged Aetna contracts. For each withdrawal, the Withdrawal Fee will be determined as shown on the 1st page of this endorsement.

11. With respect to Individual Account Current Values held in the Fixed Account and attributable to Net Contributions from the exchanged Aetna contract, under certain emergency conditions, Aetna may defer payment for a period of up to 6 months (unless not allowed by state law); or as provided by federal law. In addition, Aetna may pay any Fixed Account surrender requested from the Contract, with interest in equal payments over a period not to exceed 60 months, when:

(a) The Fixed Account value for such Contract exceeds $250,000 on the day prior to the current surrender; and

(b) The sum of the Current Fixed Account surrender and the total of all Fixed Account surrenders from the Contract within the past 12 calendar months exceeds 20% of the amount in the Fixed Account on the day prior to the current surrender

     Interest, as used above will not be more than two percentage points below any rate determined prospectively by the Board of Directors for this class of Contract. In no event, will the interest rate be less than 3%.

Endorsed and made a part of the Contract on the effective date of the Contract. Endorsed and made a part of the Certificate on the effective date of the Certificate.

                                       /s/ Thomas J. McInerney
                                       Thomas J. McInerney
                                       President
                                       Aetna Life Insurance and Annuity Company